UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (Date of earliest event reported): May 12, 2010
POWELL INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-12488	88-0106100
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

8550 Mosley Drive
Houston, Texas	77075-1180
(Address of Principal	(Zip Code)
Executive Offices)
(713) 944-6900
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Action (17CFR240.14D-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
5.02(d) — Election of Directors.
On May 12, 2010, the board of directors of Powell Industries, Inc. (the “Company”) appointed Bonnie V. Hancock as a director with her appointment to be effective September 14, 2010 for the term expiring at the next annual meeting of stockholders in 2011. With the addition of Ms. Hancock, the size of the Company’s board of directors will increase to ten. Ms. Hancock has no related-person relationship with the Company.
Since 2005, Ms. Hancock has been the Executive Director of the Enterprise Risk Management Initiative and a Lecturer at the College of Management at North Carolina State University. From 2002 to 2005, Ms. Hancock served as President of Progress Energy (formerly known as CP&L) and from 2000 to 2002 she served as Progress Energy’s Senior Vice President-Finance and Information Technology. She had previously been employed in various capacities at Progress Energy since 1993. Prior to that, Ms. Hancock was employed by Potomac Electric Power Company, Finalco, Incorporated and a CPA firm in various accounting and tax accounting positions. Ms. Hancock received a B.B.A. in Accounting from William & Mary in 1983 and a M.S. in Taxation from Georgetown in 1989.
Upon the effectiveness of her election on September 14, 2010, Ms. Hancock will receive an initial grant of restricted stock equal to 2,000 shares pro-rated for the remainder of her year of service that ends on the next annual grant date. This option grant is pursuant to the Company’s Non-Employee Director Restricted Stock Plan and will vest over the next two regular annual grant dates. As a non-employee director, she will also be entitled to the fees payable to all other non-employee directors, including a quarterly retainer of $2,500 and the fees payable for attending board meetings and any committee meetings she may attend in the future.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

POWELL INDUSTRIES, INC.
Date: May 18, 2010	By:	/s/ Don R. Madison
Don R. Madison
Executive Vice President Chief Financial and Administrative Officer (Principal Accounting and Financial Officer)

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